NEWS RELEASE

The Andersons, Inc. Reports Second Quarter Results

Maumee, Ohio, August 3, 2016 -- The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the second-quarter ended June 30, 2016.

•	Company reports second quarter net income of $14.4 million, $0.51 per diluted share

•	Grain Group pre-tax loss of $13 million, showing improvement over Q1

•	Ethanol Group returned to profitability driven by strong seasonal demand

•	Plant Nutrient Group volumes grew year over year while margins remained soft

•	Rail Group pre-tax income of $6.6 million, down from prior year primarily due to the large lease settlement recorded in second quarter of 2015

The Company reported net income attributable to The Andersons Inc. of $14.4 million, or $0.51 per diluted share on revenues of $1.1 billion for the second quarter of 2016 compared to net income of $31.1 million or $1.09 per diluted share on revenues of $1.2 billion in the second quarter of 2015.

For the first six months of the year, the Company had a net loss of $273,000, or $0.01 per diluted share compared to net income of $35.2 million or $1.23 per diluted share during the same period last year.

“The first half of the year was challenging, in line with our expectations, due to the poor crop last fall in the Eastern Corn Belt,” said CEO Pat Bowe. “While challenges in our Grain Group persisted, we did begin to see positive impacts from a good wheat harvest, and are starting to capture benefits from our productivity initiatives.

“We were encouraged to see good volumes of specialty products in our Plant Nutrient business,” he continued. “However, margins were disappointing in the face of oversupply of basic nutrients and low grain prices. The industry is starting to see production curtailments in certain products which should help bring supply and demand more into balance.”

Second Quarter Segment Overview

Grain Group challenges persisted into the second quarter

The Grain Group reported a pre-tax loss of $13.0 million compared to pre-tax income of $3.1 million in the second quarter of 2015.

Grain Group Results

$ in MM	Q2 ‘16	Q2 ‘15	V PY	1H ‘16	1H ‘15	V PY
Base Grain	($9.8)	$(4.3)	($5.6)	$(23.1)	$(4.7)	$(18.4)
Grain Affiliates	($3.2)	$7.4	($10.6)	$(7.3)	$8.6	$(15.9)
Grain Group	($13.0)	$3.1	($16.2)	$(30.4)	$3.9	$(34.3)

The Group’s Base Grain operations continued to feel the pressure from both low carry and basis appreciation primarily due to the poor crop in the Eastern Corn Belt in 2015.

Affiliate earnings were lower due to losses in the Lansing Trade Group (LTG) while performance at Thompsons Limited remained steady. DDGS markets returned towards normal conditions during the quarter for LTG, however they were adversely impacted by trading positions during the quarter.

As previously announced during the quarter, the Company completed the sale of eight grain and agronomy locations in Western Iowa to MaxYield Cooperative of West Bend, Iowa. This transaction closed on May 1, 2016, and resulted in a nominal gain.

Ethanol Group rebounded

The Group returned to profitability in the second quarter and for the full first half of the year. Ethanol margins grew in the second quarter on the seasonal increase in demand from the summer driving season and steady export volumes.

Ethanol pre-tax income for the second quarter came in at $6.2 million, compared to the $9.7 million earned in the same quarter of 2015. This brings the year to date results back to positive income with the first six months generating $3.5 million compared to $14.9 million in the same period last year.

Factors impacting second quarter performance included:

•	U.S. gasoline demand tracked above five year averages, strengthening as the driving season got into full gear.

•	Margins were volatile during the quarter as corn prices moved lower and fuel prices continued to fluctuate.

•	Industry production levels were at high levels throughout the quarter at times pressuring margins.

The Group’s assets continue to perform well, achieving a new high for production versus comparable second quarters in prior years. The Albion, Michigan ethanol facility expansion remains on schedule for startup in the spring of 2017.

Plant Nutrient Group

Pre-tax income for the Group was $23.5 million, up from $18.9 million in same period last year. Nutrient volumes and margins continued to be negatively impacted by depressed grain prices and softening prices.

Plant Nutrient Group Results

	Second Quarter				First Half
$ in MM, Tons in 000’s	‘16	‘15	v PY		‘16	‘15	v PY
Basic Nutrients (Tons)	549	537	12	2%	761	716	45	6%
Specialty Nutrients (Tons)	208	129	79	62%	327	216	110	51%
Other (Tons)	185	237	(52)	(22%)	314	363	(50)	(14%)
Total volume	942	903	39	4%	1,401	1,296	105	8%
Pre-Tax Income	$23.5	$18.9	$4.3	23%	$25.2	$19.3	$5.9	31%

Basic nutrient volumes were up modestly in the second quarter with the increase from acquired locations partially offset by intensified competitive pressures fueled by oversupply throughout the channel. Specialty nutrient volumes were up 62 percent year over year, driven by added sales of Nutra-Flo products. Volumes in the other category continued to track lower compared to prior year.

Rail Group

The Rail Group earned $6.6 million in the quarter, down from the prior year primarily due to an unusually large, $10.6 million pre-tax, gain on the settlement of an early lease termination in the prior year.

Rail Group Results

$ in MM	Q2 ‘16	Q2 ‘15	V PY	1H ‘16	1H ‘15	V PY
Base Lease Income	$2.7	$15.6	$(12.9)	$7.0	$20.6	$(13.6)
Fleet Utilization Rate	88.6%	93.5%	(4.9%)	90.0%	92.7%	(2.7%)
Car Sale Income	$2.3	$4.7	$(2.4)	$4.7	$9.2	$(4.5)
Rail Services & Other	$1.6	$1.4	$0.2	$4.2	$2.2	$2.0
Rail Group Pre-Tax Income	$6.6	$21.7	$(15.1)	$15.9	$32.0	$(16.1)

Equipment utilization rates averaged 88.6 percent in the second quarter compared to 93.5 percent in the second quarter of last year. Average lease rates were slightly down compared to the same period of 2015, while costs of sales were higher due to increased storage cost partially offset by lower maintenance expenses year over year.

Railcar sales generated $2.3 million of pre-tax income in the second quarter compared to $4.7 million in the second quarter of 2015. While part of the normal portfolio management process, the timing of these transactions normally vary quarter to quarter and year to year depending on rail market and financing conditions.

Rail Services and Other pre-tax income was $1.6 million in the second quarter, up from $1.4 million in the same quarter in 2015, driven by improved performance in the railcar repair business partially offset by the elimination of income from an investment in a short line railroad which was redeemed earlier this year.

Retail

The Retail Group had pre-tax income of $1.0 million for the second quarter compared to income of $1.5 million in the same period last year. Performance in the second quarter was lower compared to the same period of 2015 due to the timing of Easter which occurred in March rather than April, and lower same store sales through the quarter.

Corporate

Unallocated Corporate level expenses for the second quarter of 2016 were $2.2 million compared to expenses of $5.8 million in the second quarter of 2015. Corporate expense was lower primarily due to lower incentive compensation accruals and the impact of cost reduction measures.

Conference Call

The Company will host a webcast on Thursday, August 4, 2016 at 11:00 A.M. ET, to discuss its performance and provide outlook for 2016. To dial-in to the call, the number is 866-439-8514 or 678-509-7568 (participant passcode is 49515341). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast:

a.	Click on the link: http://edge.media-server.com/m/p/by3ndtra

b.	Log on.

c.	Click on the phone icon at the bottom of the "webcast window" on the left side of the screen. Then, you will be provided with the conference call number and passcode.

d.	Click the gear set icon (left of the telephone icon) and select 'Live Phone' to synchronize the presentation with the audio on your phone.

A replay of the call can also be accessed under the heading "Investor" on the Company website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Sales and merchandising revenues (a)	$1,064,244	$1,187,704	$1,952,123	$2,105,929
Cost of sales and merchandising revenues (a)	967,202	1,079,531	1,787,326	1,914,445
Gross profit	97,042	108,173	164,797	191,484

Operating, administrative and general expenses	75,405	83,743	155,286	162,346
Interest expense	6,554	4,025	13,605	10,063
Other income:
Equity in earnings of affiliates, net	2,344	16,190	(4,633)	19,450
Other income, net	5,682	13,772	8,928	16,880
Income before income taxes	23,109	50,367	201	55,405
Income tax provision	7,668	17,969	382	19,061
Net income	15,441	32,398	(181)	36,344
Net income attributable to the noncontrolling interests	1,018	1,306	92	1,155
Net income attributable to The Andersons, Inc.	$14,423	$31,092	$(273)	$35,189

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.51	$1.09	$(0.01)	$1.23
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.51	$1.09	$(0.01)	$1.23
Dividends declared	$0.155	$0.14	$0.31	$0.28

(a) Revenue and cost of sales in the interim periods of 2015 have been recast to reflect a change in policy related to the classification of gains and losses on derivative contracts as disclosed in the 2015 10-K.

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2016	December 31, 2015	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$31,383	$63,750	$40,773
Restricted cash	987	451	941
Accounts receivable, net	212,588	170,912	238,601
Inventories	486,236	747,399	508,408
Commodity derivative assets - current	115,924	49,826	39,860
Deferred income taxes	—	6,772	6,069
Other current assets	48,754	90,412	44,765
Total current assets	$895,872	$1,129,522	$879,417

Other assets:
Commodity derivative assets - noncurrent	$1,934	$412	$2,990

Other assets, net (b)	$183,728	$193,689	$277,672
Equity method investments	238,478	242,107	224,380
	424,140	436,208	505,042
Railcar assets leased to others, net	340,136	338,111	330,832
Property, plant and equipment, net	447,267	455,260	437,074
Total assets	$2,107,415	$2,359,101	$2,152,365

Liabilities and equity
Current liabilities:
Short-term debt	$179,404	$16,990	$141,250
Trade and other payables	302,413	668,788	358,190
Customer prepayments and deferred revenue	18,252	66,762	25,927
Commodity derivative liabilities – current	43,183	37,387	42,622
Accrued expenses and other current liabilities	71,169	70,324	72,034
Current maturities of long-term debt	53,720	27,786	27,188
Total current liabilities	$668,141	$888,037	$667,211

Other long-term liabilities	$30,430	$18,176	$14,934
Commodity derivative liabilities – noncurrent	2,182	1,063	2,177
Employee benefit plan obligations	44,902	45,805	57,686
Long-term debt, less current maturities	398,746	436,208	417,279
Deferred income taxes	179,911	186,073	171,163
Total liabilities	1,324,312	1,575,362	1,330,450
Total equity	783,103	783,739	821,915
Total liabilities and equity	$2,107,415	$2,359,101	$2,152,365
(b) For the period ended June 30, 2015 Other assets, net and Property, plant and equipment, net have been recast to reflect the change in accounting policy which reclassified software and accumulated amortization. Additional detail is available in the 2015 10-K.

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended June 30, 2016
Revenues from external customers	$522,989	$142,520	$320,036	$40,342	$38,357	$—	$1,064,244
Gross profit	17,551	4,570	49,577	13,602	11,742	—	97,042
Equity in earnings of affiliates	(2,907)	5,251	—	—	—	—	2,344
Other income, net	2,642	3	1,222	185	91	1,539	5,682
Income (loss) before income taxes	(13,037)	7,205	23,535	6,569	1,010	(2,173)	23,109
Income (loss) attributable to the noncontrolling interests	—	1,018	—	—	—	—	1,018
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(13,037)	$6,187	$23,535	$6,569	$1,010	$(2,173)	$22,091
Three months ended June 30, 2015
Revenues from external customers	$601,397	$142,564	$357,186	$45,523	$41,034	$—	$1,187,704
Gross profit	25,005	5,843	46,698	18,249	12,378	—	108,173
Equity in earnings of affiliates	7,875	8,315	—	—	—	—	16,190
Other income, net	1,230	6	459	11,834	94	149	13,772
Income (loss) before income taxes	3,147	10,975	18,873	21,689	1,469	(5,786)	50,367
Income (loss) attributable to the noncontrolling interest	(2)	1,308	—	—	—	—	1,306
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$3,149	$9,667	$18,873	$21,689	$1,469	$(5,786)	$49,061
	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Six months ended June 30, 2016
Revenues from external customers	$1,061,803	$257,213	$487,027	$79,951	$66,129		$1,952,123
Gross profit	33,751	6,906	76,266	28,162	19,712	—	164,797
Equity in earnings of affiliates	(6,674)	2,041	—	—	—	—	(4,633)
Other income, net	3,310	33	2,017	1,562	180	1,826	8,928
Income (loss) before income taxes	(30,445)	3,602	25,239	15,944	(1,066)	(13,073)	201
Income (loss) attributable to the noncontrolling interests	(3)	95	—	—	—	—	92
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(30,442)	$3,507	$25,239	$15,944	$(1,066)	$(13,073)	$109
Six months ended June 30, 2015
Revenues from external customers	$1,160,073	$275,365	$511,137	$89,739	$69,615	$—	$2,105,929
Gross profit	54,730	12,129	68,664	35,571	20,390	—	191,484
Equity in earnings of affiliates	9,423	10,027	—	—	—	—	19,450
Other income, net	2,064	48	1,494	12,673	191	410	16,880
Income (loss) before income taxes	3,887	16,106	19,297	32,002	(714)	(15,173)	55,405
Income attributable to the noncontrolling interest	(5)	1,160	—	—	—	—	1,155
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$3,892	$14,946	$19,297	$32,002	$(714)	$(15,173)	$54,250
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).
(b) Revenue in the interim periods of 2015 has been recast to reflect a change in policy related to the classification of gains and losses on derivative contracts as disclosed in the 2015 10-K.